Schedule 13D

EXHIBIT A

Research Industries Incorporated
123 North Pitt Street
Alexandria, Virginia 22314

Dr. Arch C. Scurlock
123 North Pitt Street
Alexandria, Virginia 22314

         As of August 22, 2001, Research Industries Incorporated sold 40,000 shares of the common stock of TransTechnology Corporation, bringing its total beneficial ownership as of that date to 899,000 shares or 14.6 percent of such shares then outstanding. As a result of this event, Research Industries Incorporated is required to file an amended Schedule 13 D under the Securities Exchange Act of 1934 with respect thereto. A further sale of 40,000 shares on August 24 brought its total beneficial ownership as of that date to 859,000 or 13.9 percent of such shares outstanding. Dr. Arch C. Scurlock owns 94 percent of the issued and outstanding stock of Research Industries Incorporated and therefore may be deemed to be the indirect beneficial owner of such shares and also required to file such a schedule.

         The parties hereto desire to file a joint statement with respect thereto in accordance with the terms of 13d(f) (1) under the Act. The purpose of this instrument is to acknowledge the agreement of the undersigned parties that the Schedule 13D (Amendment No. 3) to which this statement is appended as Exhibit A is filed on behalf of each of them.

RESEARCH INDUSTRIES INCORPORATED

Dated:	August 31, 2001	By:	/s/ Arch C. Scurlock Arch C. Scurlock, President

Dated:	August 31, 2001		/s/ Arch C. Scurlock Arch C. Scurlock